Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 USA	Kimberlee Sinclair Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	February 2, 2015

H.B. Fuller Company Acquires TONSAN Adhesive, Inc.

New Business Supports Growth in Fast-Growing Durable Assembly Markets

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that it has finalized the previously announced purchase of TONSAN Adhesive, Inc., the largest independent engineering adhesives provider in China. With this acquisition, H.B. Fuller adds strong customer relationships in high-value, fast-growing engineering adhesives markets, state-of-the-art manufacturing facilities, and strong product and technology development capabilities.

“With the addition of the TONSAN business, H.B. Fuller is now a key, global competitor in some of the adhesives industry’s most innovative and profitable segments,” said Jim Owens, president and CEO, H.B. Fuller. “Together with TONSAN’s management, we will build a stronger position from which to serve our customers in China and around the world. And, with our combined expertise and focus on innovation and growth, we will continue to help customers design new, different and better products.”

TONSAN generated approximately $100 million in revenue in 2014. H.B. Fuller has acquired 95 percent of the equity of TONSAN for cash consideration of Rmb 1.4 billion, or about $225 million. The four founding shareholders of TONSAN will remain with the company as a part of the leadership team and retain a minority equity interest. The results of this business will be included in H.B. Fuller’s Asia Pacific operating segment going forward.

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About H.B. Fuller:

For over 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2014 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in packaging, hygiene, general assembly, electronic and assembly materials, paper converting, woodworking, construction, automotive and consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.

About TONSAN Adhesive, Inc.:

TONSAN is a high-tech enterprise specializing in R&D, manufacturing and sale of engineering adhesives. Since its incorporation in 1993, the company has been helping customers solve adhesion problems in machine manufacturing, assembly and maintenance by relying on its high-quality products, optimal service and expertise in engineering adhesive applications. For more information, visit www.TONSAN.com.